Exhibit 99.1

HighPeak Energy, Inc. Announces Pricing of $225 Million Private Placement of

Senior Unsecured Notes Due 2024

Fort Worth, Texas, February 9, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced the pricing of a private placement of $225 million principal amount of 10.0% senior unsecured notes due 2024 (the “Notes”). The offering is expected to close on February 16, 2022, subject to customary closing conditions. HighPeak intends to use the proceeds to fund its 2022 development drilling program, pay off the outstanding debt under its revolving credit agreement and pay related fees and expenses.

The Notes have not been registered under the United States Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A under the Securities Act and persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.